Exhibit 10.100

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into effective as of March 19, 2007 by and between Charles & Colvard, Ltd., a North Carolina company with its principal office at 300 Perimeter Park Drive, Suite A, Morrisville, North Carolina, 27560 (the “Company), and Carl Mielke, an individual currently residing at 1 Shadowbrook Drive, Coltsneck, New Jersey 07722 (“Employee”).

Statement of Purpose

The Company wishes to obtain the services of Employee on the terms and conditions and with the benefits set forth in this Agreement. Employee desires to be employed by the Company on such terms and conditions and to receive such additional consideration as set out herein.

Therefore, in consideration of the mutual covenants contained in this Agreement, the grant of certain options to purchase common stock of the Company and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee agree as follows:

1. Employment. The Company hereby agrees to employ Employee, and Employee hereby accepts such employment, on the terms and conditions set forth in this Agreement.

2. Term of Employment. The term of Employee’s employment under this Agreement shall commence as of the date of this Agreement and shall continue for one year. Termination of employment shall be governed by Paragraph 7 of this Agreement, and unless terminated by either party as provided in Paragraph 7, this Agreement shall automatically, at the expiration of each then existing term, renew for successive additional one year terms (such annual period being hereinafter referred to as the “Term”).

3. Position and Duties. The Employee shall serve as Senior Vice President of Sales. Employee will, under the direction of Dennis M. Reed, Executive Vice President of Sales & Chief Marketing Officer of the Company, faithfully and to the best of his ability perform the duties as set out on Exhibit A hereto and such additional duties as may be reasonably assigned by Mr. Reed, the President or Board of Directors. Employee agrees to devote his entire working time, energy and skills to the Company while so employed.

4. Compensation and Benefits. Employee shall receive compensation and benefits for the services performed for the Company under this Agreement as follows:

(a) Base Salary. Employee shall receive a base salary of $250,000, payable in regular and equal semi-monthly installments (“Base Salary”).

(b) Employee Benefits. Employee shall receive such benefits as are made available to the other employees of the Company, including, but not limited to, life,

medical and disability insurance, retirement benefits, vacation in the amount of three (3) weeks annually (earned on an accrual basis), one (1) week of sick leave, three (3) personal days and such other benefits as may be provided to all the other executive employees of the Company (the “Employee Benefits”). Employer reserves the right to reduce, eliminate or change such Employee Benefits, in its sole discretion, subject to any applicable legal and regulatory requirements.

(c) Incentive Compensation. Employee may participate in such incentive plans as may be approved by the Board of Directors from time-to-time. The specific incentive compensation plans for Employee are as set out on Exhibit B hereto.

5. Reimbursement of Expenses; Moving Allowance. The Company shall reimburse Employee for all reasonable out-of-pocket expenses incurred by Employee specifically and directly related to the performance by Employee of the services under this Agreement. The Company shall establish a budget in the maximum amount of $90,000.00 for the reimbursement of Employee’s expenses related to moving to the area, including travel costs for your house search in the area, temporary living expenses during the transition, the cost of moving your personal property, and the real estate commission in selling your existing residence.

6. Withholding. The Company may withhold from any payments or benefits under this Agreement all federal, state or local taxes or other amounts as may be required pursuant to applicable law, government regulation or ruling.

7. Termination of Employment.

(a) Death of Employee. If the Employee shall die during the Term, this Agreement and the employment relationship hereunder will automatically terminate on the date of death.

(b) Termination by the Company for Just Cause. The Company shall have the right to terminate the Employee’s employment under this Agreement at any time for Just Cause, which termination shall be effective immediately. Termination for “Just Cause” shall include termination for the Employee’s personal dishonesty, gross incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, regulation (other than traffic violations or similar offenses), written Company policy or final cease-and-desist order, conviction of a felony or of a misdemeanor involving moral turpitude, unethical business practices in connection with the Company’s business, misappropriation of the Company’s assets (determined on a reasonable basis), disability or material breach of any other provision of this Agreement. The determination of whether “Just Cause” exists for termination shall be made by the Board of Directors of the Company in its sole discretion. For purposes of this subsection, the term “disability” means the inability of Employee, due to the condition of his physical, mental or emotional health, to satisfactorily perform the duties of his employment hereunder for a continuous three month period; provided further that if the Company furnishes long term disability insurance for the Employee, the term “disability” shall mean that continuous period sufficient to allow for the long term disability payments to commence pursuant to the Company’s long term disability insurance policy. In the event the Employee’s employment under this Agreement is terminated for Just Cause, the Employee shall have no right to receive compensation or other benefits under this Agreement for any period after such termination.

(c) Termination by the Company Without Cause. The Company may terminate the Employee’s employment other than for “Just Cause,” as described in Subsection (b) above, at any time upon written notice to the Employee, which termination shall be effective immediately. In the event the Company terminates Employee pursuant to this Subsection (c) at any time, the Employee will continue to receive Base Salary for a one (1) year period from such termination (the “Termination Compensation”). Such amounts shall be payable at the times such amounts would have been paid in accordance with Section 4. In addition, Employee shall continue to participate in the same group hospitalization plan, health care plan, dental care plan, life or other insurance or death benefit plan, and any other present or future similar group employee benefit plan or program for which officers of the Company generally are eligible, on the same terms as were in effect prior to Employee’s termination, either under the Company’s plans or comparable coverage, for all periods Employee receives Termination Compensation. Notwithstanding anything in this Agreement to the contrary, if Employee breaches Sections 8, 9 or 10 of this Agreement, the Employee will not be entitled to receive any further compensation or benefits pursuant to this Section 7(c).

(d) Termination by the Employee for Cause. Employee may terminate his employment immediately under this Agreement for “Cause”. “Cause” shall mean the Company: (i) knowingly breaching any material provision of this Agreement, which breach is not cured within seven (7) business days after Employee provides notice of the alleged breach to the Company; (ii) reducing the Employee’s Base Salary or substantially diminishing the Employee’s job position and duties as set out in this Agreement; (iii) permanently assigning Employee to work outside the State of North Carolina; or (iv) knowingly instructing Employee to violate any applicable law in carrying out Employee’s duties under this Agreement. In the event Employee terminates his employment for “Cause”, such termination shall be treated as a termination by the Company “Without Cause” pursuant to Section 7(c) above.

(e) Change of Control Situations. In the event of a Change of Control of the Company at any time after the date hereof, Employee may voluntarily terminate employment with Company up until six (6) weeks after the Change of Control for “Good Reason” (as defined below) and, subject to Section 7(g), (y) be entitled to receive in a lump sum (i) any compensation due but not yet paid through the date of termination and (ii) in lieu of any further salary payments from the date of termination to the end of the then existing term, an amount equal to the Termination Compensation times 2.99 within two (2) months of the consummation of the Change of Control, and (z) shall continue to participate in the same group hospitalization plan, health care plan, dental care plan, life or other insurance or death benefit plan, and any other present or future similar group employee benefit plan or program for which officers of the Company generally are eligible, or comparable plans or coverage, for a period of two years following termination of employment by the Employee, on the same terms as were in effect either (A) at the date of such termination, or (B) if such plans and programs in effect prior to the Change of Control of Company are, considered together as a whole, materially more generous to the officers of Company, then at the date of the Change of Control. Any equity based incentive compensation (including but not limited to stock options, SARs, etc.) shall fully vest and be immediately exercisable in full upon a Change in Control, not withstanding any provision in any applicable plan. Any such benefits shall be paid by the Company to the same extent as they were so paid prior to the termination or the Change of Control of Company.

“Good Reason” shall mean the occurrence of any of the following events without the Employee’s express written consent:

(i) the assignment to the Employee of duties inconsistent with the position and status of the Employee with the Company immediately prior to the Change of Control;

(ii) a reduction by the Company in the Employee’s pay grade or base salary as then in effect, or the exclusion of Employee from participation in Company’s benefit plans in which he previously participated as in effect at the date hereof or as the same may be increased from time to time during the Term;

(iii) an involuntary relocation of the Employee more than 50 miles from the location where the Employee worked immediately prior to the Change in Control or the breach by the Company of any material provision of this Agreement; or

(iv) any purported termination of the employment of Employee by Company which is not effected in accordance with this Agreement.

A “Change of Control” shall be deemed to have occurred if (i) any person or group of persons (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934) together with its affiliates, excluding employee benefit plans of Company, becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of securities of Company representing 20% or more of the combined voting power of Company’s then outstanding securities; or (ii) during the then existing term of the Agreement, as a result of a tender offer or exchange offer for the purchase of securities of Company (other than such an offer by the Company for its own securities), or as a result of a proxy contest, merger, consolidation or sale of assets, or as a result of any combination of the foregoing, individuals who at the beginning of any year period during such term constitute the Company’s Board of Directors, plus new directors whose election by Company’s shareholders is approved by a vote of at least two-thirds of the outstanding voting shares of the Company, cease for any reason during such year period to constitute at least two-thirds of the members of such Board of Directors; or (iii) the shareholders of the

Company approve a merger or consolidation of the Company with any other corporation or entity regardless of which entity is the survivor, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) at least 60% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iv) the shareholders of the Company approve a plan of complete liquidation or winding-up of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or (v) any event which the Company’s Board of Directors determines should constitute a Change of Control.

(f) Employee’s Right to Payments. In receiving any payments pursuant to this Section 7, Employee shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee hereunder, and such amounts shall not be reduced or terminated whether or not the Employee obtains other employment.

(g) Reduction in Agreement Payments. Notwithstanding anything in this Agreement to the contrary, if any of the payments provided for under this Agreement (the “Agreement Payments”), together with any other payments that the Employee has the right to receive (such other payments together with the Agreement Payments are referred to as the “Total Payments”), would constitute a “parachute payment” as defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) (a “Parachute Payment”), the Agreement Payments shall be reduced by the smallest amount necessary so that no portion of such Total Payments would be Parachute Payments. In the event the Company shall make an Agreement Payment to the Employee that would constitute a Parachute Payment, the Employee shall return such payment to the Company (together with interest at the rate set forth in Section 1274(b)(2)(B) of the Code). For purposes of determining whether and the extent to which the Total Payments constitute Parachute Payments, no portion of the Total Payments the receipt of which Employee has effectively waived in writing shall be taken into account.

8. Covenant Not to Compete. Employee agrees that during his employment with the Company and for a period of one (1) year following the termination of his employment with the Company, for whatever reason:

(a) Employee shall not, directly or indirectly, own any interest in, manage, operate, control, be employed by, render advisory services to, or participate in the management or control of any business that operates in the same business as the Company, which Employee and the Company specifically agree as the business of fabricating (wafering, preforming and faceting), marketing and distributing moissanite gemstones or other diamond simulants to the gem and jewelry industry (the “Business”), unless Employee’s duties, responsibilities and activities for and on behalf of such other business are not related in any way to such other business’s products which are in competition with the Company’s products. For purposes of this section, “competition with the Company” shall mean competition for customers in the United States and in any country in which the Company is selling the Company’s products at the time of termination. Employee’s ownership of less than one percent of the issued and outstanding stock of a corporation engaged in the Business shall not by itself be deemed to be a violation of this Agreement. Employee recognizes that the possible restriction on his activities which may occur as a result of his performance of his obligations under Paragraph 8(a) are substantial, but that such restriction is required for the reasonable protection of the Company.

(b) Employee shall not, directly or indirectly, influence or attempt to influence any customer of the Company to discontinue its purchase of any product of the Company which is manufactured or sold by the Company at the time of termination of Employee’s employment or to divert such purchases to any other person, firm or employer.

(c) Employee shall not, directly or indirectly, interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Company and any of its suppliers.

(d) Employee shall not, directly or indirectly, solicit any employee of the Company to work for any other person, firm or employer.

9. Confidentiality. In the course of his employment with the Company, Employee will have access to confidential information, records, data, customer lists, lists of product sources, specifications, trade secrets and other information which is not generally available to the public and which the Company and Employee hereby agree is proprietary information of the Company (“Confidential Information”). During and after his employment by the Company, Employee shall not, directly or indirectly, disclose the Confidential Information to any person or use any Confidential Information, except as is required in the course of his employment under this Agreement. All Confidential Information as well as records, files, memoranda, reports, plans, drawings, documents, models, equipment and the like, including copies thereof, relating to the Company’s business, which Employee shall prepare or use or come into contact with during the course of his employment, shall be and remain the Company’s sole property, and upon termination of Employee’s employment with the Company, Employee shall return all such materials to the Company.

10. Proprietary Information. Employee shall assign to the Company, its successors or assigns, all of Employee’s rights to copyrightable works and inventions which, during the period of Employee’s employment by the Company or its successors in business, Employee makes or conceives, either solely or jointly with others, relating to any subject matter with which Employee’s work for the Company is or may be concerned (“Proprietary Information”). Employee shall promptly disclose in writing to the Company such copyrightable works and inventions and, without charge to the Company, to execute, acknowledge and deliver all such further papers, including applications for copyrights and patents for such copyrightable works and inventions, if any, in all countries and to vest title thereto in the Company, its successors, assigns or nominees. Upon termination of Employee’s employment hereunder, Employee shall return to the Company or its successors or assigns, as the case may be, any Proprietary

Information. The obligation of Employee to assign the rights to such copyrightable works and inventions shall survive the discontinuance or termination of this Agreement for any reason.

11. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to Employee’s employment by the Company and supersedes any prior agreements between them, whether written or oral.

12. Waiver. The failure of either party to insist in any one or more instance, upon performance of the terms and conditions of this Agreement, shall not be construed as a waiver or a relinquishment of any right granted hereunder or of the future performance of any such term or condition.

13. Notices. Any notice to be given under this Agreement shall be deemed sufficient if addressed in writing and delivered personally, by telefax with receipt acknowledged, or by registered or certified U.S. mail to the address first above appearing, or to such other address as a party may designate by notice from time to time.

14. Severability. In the event that any provision of any paragraph of this Agreement shall be deemed to be invalid or unenforceable for any reason whatsoever, it is agreed such invalidity or unenforceability shall not affect any other provision of such paragraph or of this Agreement, and the remaining terms, covenants, restrictions or provisions in such paragraph and in this Agreement shall remain in full force and effect and any court of competent jurisdiction may so modify the objectionable provision as to make it valid, reasonable and enforceable.

15. Amendment. This Agreement may be amended only by an agreement in writing signed by each of the parties hereto.

16. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or breach thereof, shall be settled by arbitration in Raleigh, North Carolina in accordance with the expedited procedures of the Rules of the American Arbitration Association, and judgment upon the award may be rendered by the arbitrator and may be entered in any court having jurisdiction thereof.

17. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of North Carolina. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts located in North Carolina for the purposes of any suit, action or other proceeding contemplated hereby or any transaction contemplated hereby.

18. Benefit. This Agreement shall be binding upon and inure to the benefit of and shall be enforceable by and against the Company, its successors and assigns, and Employee, his heirs, beneficiaries and legal representatives. It is agreed that the rights and obligations of Employee may not be delegated or assigned except as may be specifically agreed to by the parties hereto.

19. Compliance with Section 409A. The parties hereto intend that this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (including any applicable regulations, proposed regulations, guidance or other interpretive authority thereunder

(for purposes of this section, collectively, “Section 409A”), to the extent applicable. The parties hereby agree that this Agreement shall be construed in a manner to comply with Section 409A and that should any provision be found not in compliance with Section 409A, the parties are hereby contractually obligated to execute any and all amendments to this Agreement deemed necessary and recommended by legal counsel for the Company to achieve compliance with Section 409A. By execution and delivery of this Agreement, the Company and the Employee each irrevocably waive any objections it or he may have to the amendments required or necessitated, in the reasonable opinion of the Company, by Section 409A.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Charles & Colvard, Ltd.

By:	/s/ Robert S. Thomas
Robert S. Thomas, President

EMPLOYEE

By:	/s/ Carl Mielke
Carl Mielke

Exhibit A

Position Description

Senior Vice President Sales

Summary

Develops the policies, procedures, and objectives for sales of the Company’s products. Leads and directs the activities of the sales personnel. Continually evaluates the Company’s sales efforts and develops and implements programs to strengthen the Company’s sales efforts. Provides sales expertise to other members of the Company’s management team and coordinates the Company’s sales efforts with other Company activities including, but not limited to, marketing and manufacturing.

Primary Responsibilities

1.	Directs activities of the sales function of the Company to achieve Company objectives for sales volume and market penetration. Responsible for advancing the Company’s performance management system, especially in sales.

2.	Directs activities of the sales function. This includes competitive analysis, product and consumer research, establishing sales budgets and quotas, product pricing and distribution.

3.	Leads and directs activities of the Company’s sales force and any representatives and/or distributors of the Company’s products. Provides leadership, training (including coaching), management, and sales support. Coordinates field sales efforts to enhance ability of sales personnel to work effectively and achieve goals.

4.	Directs product and customer service activities. Responsible for maintaining satisfactory customer perception of Company services and products by working with the marketing staff to insure that the Company’s branding and positioning strategy is consistent with the Company’s sales activities.

5.	Works closely with members of the management team, especially manufacturing, to ensure that the product mix and availability is synchronized with customer demand.

6.	Analyzes actual sales and marketing performance against budgeted sales volume and market penetration levels.

7.	Manages all sales promotion activities, including planning and executing the Company’s participation in industry trade shows. Responsible for the coordination of all sales efforts with the marketing department and public relations and advertising agencies of record.

8.	Establishes and maintains contact with potential customers and actively participates in the selling effort to support key accounts and with a high level of sales.

9.	Responsible for submitting annual projected sales forecast, including the necessary product mix, and budget for inclusion in the Company’s annual business plan for approval by the Company’s Board of Directors. Is accountable for the execution of the sales plan as presented in the annual business plan, which includes the management of the sales budgets for both planned sales income and planned sales expenses.

10.	Presents updates to the Board of Directors during quarterly meetings and management briefings.

11.	Performs such activities consistent with the position of Vice President of Sales as may be reasonably delegated by the CEO, COO, President, or the Board of Directors of the Company.

Exhibit B

Sales Bonus Plan: Based upon performance measurements a cash bonus of $50,000 per annum, and a .25% bonus on every dollar in incremental sales over the prior year. Employee shall participate solely in the restricted stock or options portion of the Management Incentive Plan (excluding cash payments).

Signing Bonus: Employee shall be awarded 20,000 incentive stock options under the Company’s 1997 Omnibus Stock Incentive Plan at the closing price of the common stock on your first day of employment, vesting annually in equal amounts over a three year period.